CHESAPEAKE UTILITIES CORPORATION

                                     BYLAWS

                    (INCLUDING REVISIONS THROUGH AUGUST 20, 1999)


                                   ARTICLE II

                             STOCKHOLDERS' MEETINGS



     2.3     ADVANCE NOTICE REQUIREMENT FOR STOCKHOLDER PROPOSALS.  At an annual
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meeting  of  the stockholders, only such business shall be conducted as shall be have been properly brought before the meeting. To be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, otherwise properly brought before the meeting by or at the direction of the Board, or otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder's notice to the Secretary shall set forth
(i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Corporation that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. Notwithstanding anything in the By-Laws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 2.3; provided, however, that nothing in this Section 2.3 shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting in accordance with such procedures.


        2.4         NOTICE  OF  ANNUAL  MEETING.
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        2.5         SPECIAL  MEETINGS.
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        2.6         NOTICE  OF  SPECIAL  MEETINGS.
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        2.7         PRESIDING  OFFICER AT STOCKHOLDER MEETINGS.
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        2.8         QUORUM; ADJOURNMENT.
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        2.9         VOTE  REQUIRED.
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        2.10         VOTING;  PROXIES.
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        2.11         STOCKHOLDER  LISTS.
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        2.12         ACTION  WITHOUT  MEETING.
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